Exhibit 10.26

ADVISORY RESEARCH, INC.
LONG-TERM INCENTIVE PLAN

1.    Purpose. The purpose of the Advisory Research, Inc. (the “Company”) Long-Term Incentive Plan (the “Plan”) is to incentivize key employees of the Company’s ARI Business (as defined below) to grow the earnings of the ARI Business, to provide a long-term incentive compensation opportunity that will encourage these key employees to remain in the employ of the Company, and to create meaningful wealth building opportunities for these key employees.

2.    Definitions and Rules of Construction.

2.1    Definitions. The terms defined in this section are used (and capitalized) elsewhere in the Plan.

(a)    “Affiliate” means any entity in which the Company has, directly or indirectly through one or more intermediaries, a controlling interest or which has, directly or indirectly through one or more intermediaries, a controlling interest in the Company, within the meaning of Treasury Regulation § 1.409A-1(b)(5)(iii)(E).

(b)    “AIP Amount” or “Annual Incentive Pool Amount” means the dollar amount determined annually to be credited to the Plan Accounts of Participants for the applicable Plan Year, as described in Section 5.

(c)    “Allocable Share” means the portion of an AIP Amount allocated to the Plan Account of a Participant for a given Plan Year, as determined pursuant to Section 6.1.

(d)    “Allocation Points” means the number of points assigned to a Participant by the Committee for a Plan Year for purposes of determining that Participant’s Allocable Share of the AIP Amount for that Plan Year.

(e)    “ARI Business” means the business conducted and marketed by the Company under the “Advisory Research” name, including the business involving master limited partnership investment products, but excluding the business conducted and marketed under the “FAMCO” name, referring to the Company’s Fiduciary Asset Management, LLC subsidiary.

(f)    “Cause” means (i) a Participant’s continued failure to substantially perform his or her duties with the Company or an Affiliate after written demand for substantial performance is delivered to the Participant, (ii) a Participant’s conviction of a crime (including a misdemeanor) that, in the Company’s determination, impairs the Participant’s ability to perform his or her duties with the Company or an Affiliate, (iii) a Participant’s violation of any policy of the Company or an Affiliate that the Company deems material, (iv) a Participant’s violation of any securities law, rule or regulation that the Company deems material, (v) a Participant’s engagement in conduct that, in the Company’s determination, exposes the Company or an Affiliate to civil or regulatory liability or injury to their reputations, (vi) a Participant’s engagement in conduct that would subject the Participant to statutory disqualification pursuant to Section 15(b) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, or (vii) a Participant’s gross or willful misconduct, as determined by the Company.

(g)    “Committee” means the Parent’s Chief Executive Officer (“CEO”), the Parent’s Chief Financial Officer and an Eligible Employee designated by the CEO.

(h)    “EBITDA” means the ARI Business’s consolidated earnings before interest, taxes, depreciation and intangible and acquisition-related stock amortization. Notwithstanding the forgoing, EBITDA will exclude:

(i)All corporate overhead expenses allocated to the ARI Business, with the understanding that in-house legal services agreed upon by the parties and provided and directly charged to the ARI Business (including, but not limited to, legal expenses based on work performed by in-house counsel) will be separated out from the allocations;

(ii)All gains and losses based on realized and unrealized investments by the Parent in the funds of the ARI Business; and

(iii)All compensation paid or payable under the Plan.

(i)    “Effective Date” means the date specified in Section 10.1.

(j)    “Eligible Employee” means any employee of the Company or any Affiliate whose primary employment responsibilities involve the ARI Business.

(k)    “Initial Participation Date” means the date an Eligible Employee first becomes a Participant, as evidenced by an initial Participation Notice issued to such Eligible Employee.

(l)    “Parent” means Piper Jaffray Companies, a Delaware corporation and ultimate parent corporation and Affiliate of the Company.

(m)    “Participant” means any Eligible Employee who has been selected by the Committee to participate in the Plan.

(n)    “Participation Notice” means the written or electronic notice issued by the Company to an Eligible Employee notifying the Eligible Employee that he is a Participant in the Plan for a specified Plan Year and assigning that Participant a number of Allocation Points for that Plan Year.

(o)    “Plan Account” means the account maintained in the books and records of the Company for each Participant that reflects amounts credited to the account of the Participant pursuant to Section 6.2, amounts paid to the Participant pursuant to Section 8, and any amounts forfeited pursuant to Section 9. Each Plan Account shall be unfunded and maintained for bookkeeping purposes only, with the balance thereof representing an unfunded and unsecured obligation of the Company. No interest will be credited to any Participant’s Plan Account.

(p)    “Plan Year” means the Company’s fiscal year (January 1 to December 31).

2.2    Gender and Number. Except when otherwise indicated by context, reference to the masculine gender shall include, when used, the feminine gender and any term used in the singular shall also include the plural.

3.    Administration of the Plan.

3.1    Administration. The Committee shall administer the Plan on behalf of the Company. The Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including (i) determining the Eligible Employees who will be Participants in the Plan, (ii) determining the number of Allocation Points to be assigned to any Participant for a Plan Year, (iii) reviewing and approving the calculation of the AIP Amount for any Plan Year in accordance with Section 5, (iv) reviewing and approving the calculation of each Participant’s Allocable Share of the AIP Amount for any Plan Year and the resulting credit to the Participant’s Plan Account in accordance with Section 6, and (v) establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award made under the Plan, and making all other determinations necessary or desirable for the administration of the Plan. The interpretation of the Plan and of any Awards made under the Plan by the Committee shall be final, binding and conclusive on all persons with an interest therein.

3.2    Acts of the Committee; Delegation. A majority of the members of the Committee, which majority must include the CEO, shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present, which majority must include the CEO, shall be the act of the Committee. In addition, any act unanimously approved in writing by all members of the Committee shall also be the act of the Committee. The Committee may delegate all or any portion of its authority under the Plan to the CEO, and may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

4.    Determination of Participants and Assignment of Allocation Points.

4.1    Annual Determinations. As of the Effective Date with respect to Plan Year 2012, and as of the beginning of each Plan Year commencing with 2013, the Committee will, in its discretion, determine the Eligible Employees who will be Participants for that Plan Year and the number of Allocation Points for that Plan Year to be assigned to each Participant. Each Participant will receive a Participation Notice informing him of such determinations. Nothing in this Plan shall be construed as creating any entitlement on the part of any Participant to any number of Allocation Points in any Plan Year, and the Committee shall have full discretion to increase or decrease, including to zero, the number of Allocation Points assigned to any Participant from one Plan Year to the next.

4.2    Mid-Year Determinations. The Committee may, in its discretion, designate an Eligible Employee as a Participant at any time during a Plan Year for that Plan Year, and any such Participant shall be assigned a number of Allocation Points for that Plan Year that equitably takes into account the fact that such individual has been a Participant for only a portion of the Plan Year and such other factors as the Committee may deem relevant.

4.3    Discontinuance of Participant Status. While it is expected that any Eligible Employee who is named a Participant in one Plan Year will continue to be named a Participant in subsequent Plan Years so long as that individual continues to be an Eligible Employee, the Committee retains the discretion to discontinue any Eligible Employee’s designation as a Participant in connection with a new Plan Year. Discontinuance of Participant status will also occur if an individual ceases to be an Eligible Employee, even though he continues to be employed by an Affiliate. If an individual’s status as a Participant is discontinued as provided in this Section 4.3, the future vesting and payout of such Participant’s Plan Account will be governed by Sections 7.5 and 8.1.

5.    Determination of Annual Incentive Pool Amount. Except as otherwise provided in this Section, the AIP Amount for each Plan Year shall be equal to (i) 20% of the amount, if any, by which EBITDA for that Plan Year (not to exceed $33.7 million in EBITDA) exceeds $28.1 million, plus (ii) 10% of the of the amount, if any, by which EBITDA for that Plan Year exceeds $33.7 million. Notwithstanding the foregoing, the AIP Amount for the 2012 Plan Year shall be $2.0 million, and the AIP Amount for any subsequent Plan Year may be increased by the Committee in its discretion to an amount greater than that which would result from an application of the formula in the first sentence of this Section.

6.    Allocation of Annual Incentive Pool Amount.

6.1    Determination of Each Participant’s Allocable Share. An Allocable Share percentage for each Plan Year shall be determined as of the close of that Plan Year for each Participant who continues to be an Eligible Employee at the end of that Plan Year by dividing the number of Allocation Points assigned to the Participant for that Plan Year by the total number of Allocation Points assigned for that Plan Year to all Participants who continue to be Eligible Employees at the end of such Plan Year, with the resulting percentage rounded down to the nearest one-tenth of 1%. By way of example, if a Participant were assigned nine allocation points for a Plan Year in which there were a total of six Participants to whom a total of 55 Allocation Points had been assigned, and each of those six Participants continued to be Eligible Employees as of the end of that Plan Year, then the Participant’s Allocable Share percentage for that Plan Year would be 16.3%. A Participant’s Allocable Share of an AIP Amount for any Plan Year shall be determined by multiplying that Participant’s Allocable Share percentage for that Plan Year by the AIP Amount determined for that Plan Year.

6.2    Credits to Plan Accounts. Prior to February 28 following the completion of each Plan Year, the Committee shall credit to the Plan Account of each Participant for that Plan Year such Participant’s Allocable Share of the AIP Amount for that Plan Year. Any amount credited to a Participant’s Plan Account will be deemed earned when credited, but a Participant’s Plan Account balance shall be subject to possible forfeiture as provided in Section 9 except to the extent the account balance has vested in accordance with Section 7.

7.    Vesting of Plan Account Balances.

7.1    Scheduled Vesting. Except as otherwise provided in this Section 7, if a Participant remains continuously employed (including during the continuance of any leave of absence as approved by the Company or any Affiliate) by the Company or any Affiliate since the Participant’s Initial Participation Date, then one-third of the Participant’s then current Plan Account balance will vest on May 1 immediately following the close of the third Plan Year after such Participant’s Initial Participation Date (counting the Plan Year during which such Initial Participation Date occurred as the first of the three Plan Years for these purposes), and on each May 1 thereafter.

7.2    Death or Disability. If the Participant’s employment by the Company and all its Affiliates terminates because of the Participant’s death or long-term disability (as defined in the Company’s long-term disability plan, a “Disability”), then the Participant’s Plan Account balance will immediately vest in full. For purposes of this Section 7.2, if such termination due to death or Disability occurs in any Plan Year before the date the amount of the Participant’s Allocable Share of the AIP Amount for the immediately preceding Plan Year is credited to his Plan Account, the Participant shall be entitled to have such amount credited to his Plan Account and such amount shall be fully vested as of the time it is so credited. The Participant shall be entitled to no additional credits to his Plan Account thereafter.

7.3    Severance Event. If the Participant’s employment by the Company and all its Affiliates is involuntarily terminated as a result of a Company-determined Severance Event (that is, an event specifically designated as a severance event by the Company in a written notice to the Participant that he is eligible for severance benefits under the Company’s Severance Plan, as may be amended from time to time), then the Participant’s Plan Account balance will vest in full upon the expiration of a 30 day period commencing on the Participant’s execution of a general release of all claims against the Company on a form provided by the Company for this purpose and executed within the timeframe, not to exceed 30 days after the effective date of the termination, designated by the Company; provided that no such vesting will occur and the unvested Plan Account balance will be forfeited unless (i) the Participant has not revoked the general release and it remains effective and enforceable upon expiration of the 30 day period following its execution, and (ii) the Participant has complied with the terms and conditions of the Severance Plan and any applicable severance agreement. For purposes of this Section 7.3, if such termination as a result of a Company-determined Severance Event occurs in any Plan Year before the date the amount of the Participant’s Allocable Share of the AIP Amount for the immediately preceding Plan Year is credited to his Plan Account, the Participant shall be entitled to have such amount credited to his Plan Account and such amount shall be fully vested as of the later of (i) the time it is credited to the Plan Account or (ii) the vesting date specified in the first sentence of this Section 7.3. The Participant shall be entitled to no additional credits to his Plan Account thereafter.

7.4    Other Termination Events.

(a)    If a Participant’s employment with the Company and all its Affiliates terminates for any reason other than (i) for Cause, (ii) as a result of the Participant’s death or Disability (as set forth in Section 7.2 above), or (iii) as a result of a Severance Event (as set forth in Section 7.3 above), then such Participant’s unvested Plan Account balance as of the termination date shall immediately cease to vest and shall be forfeited to the Plan unless at the time of the termination, the Participant is offered by the Company, and voluntarily elects to sign within 10 days of the effective date of the termination, a Post-Termination Agreement with the Company. If a termination of employment subject to this Section 7.4(a) occurs in any Plan Year before the date the amount of the Participant’s Allocable Share of the AIP Amount for the immediately preceding Plan Year is credited to his Plan Account, and if the Participant signs a Post-Termination Agreement in connection with such termination, the Participant shall be entitled to have such amount credited to his Plan Account. The Participant shall be entitled to no additional credits to his Plan Account thereafter. If the Participant signs a Post-Termination Agreement, and thereafter complies with the Participant’s obligations under such Post-Termination Agreement, including the obligation to refrain from engaging in any Post-Termination Restricted Activities (as defined in Section 7.4(b)) during the remaining vesting period described below, then the Participant’s then current Plan Account balance (after giving effect to any additional credit described in the second sentence of this Section 7.4(a)) shall not cease to vest and shall not be forfeited to the Plan but rather shall continue to vest as to one-third of such Plan Account balance on the 90th day after the Participant’s termination of employment and on May 1 in each of the two Plan Years following the Plan Year in which the termination occurred, so long as the Participant continues to refrain from engaging in any Post-Termination Restricted Activities.

(b)    For purposes of this Section 7.4, “Post-Termination Restricted Activities” include each of the following:
(i)At any time during the period set forth in the Post-Termination Agreement, the Participant uses, discloses or misappropriates any Company-Confidential Information (as defined below) unless the Company or an Affiliate consents otherwise in writing;

(ii)At any time during the period set forth in the Post-Termination Agreement, the Participant directly or indirectly, on behalf of the Participant or any other person (including but not limited to any Talent Competitor (as defined below)), solicits, induces or encourages any person then employed by the Company or an Affiliate to terminate or otherwise modify their employment relationship with the Company;

(iii)At any time during the period set forth in the Post-Termination Agreement, the Participant directly or indirectly, on behalf of the Participant or any other person (including but not limited to any Talent Competitor), solicits or otherwise seeks to divert any customer, client or account of the Company or any Affiliate with which the Participant had substantive interaction prior to the Participant’s termination of employment, away from engaging in business with the Company or any Affiliate; or

(iv)    At any time during the period set forth in the Post-Termination Agreement, without the prior written consent of the Company or an Affiliate, the Participant (x) becomes a director, officer, employee, partner, consultant or independent contractor of, or otherwise works or provides services for, a Talent Competitor doing business in the same geographic or market area(s) in which the Company or an Affiliate is also doing business, or (y) has or acquires any material ownership or similar financial interest in any such Talent Competitor.

(c)    For purposes of this Section 7.4, “Company-Confidential Information” means any confidential, secret or proprietary knowledge or information of the Company or an Affiliate that the Participant has acquired or become acquainted with during the Participant’s employment with the Company or an Affiliate, including, without limitation, any confidential customer, client or account lists or contacts or confidential business plans or information; provided, however, that Company-Confidential Information shall not include any knowledge or information that is now publicly available or which subsequently becomes generally publicly known in the form in which it was obtained from the Company or an Affiliate, other than as a direct or indirect result of the Participant’s disclosure in violation of Section 7.4(b)(i).
(d)    For purposes of this Section 7.4, a “Talent Competitor” means any corporation, partnership, limited liability company or other business association, organization or entity that engages in the investment banking, securities brokerage or investment management business, including, but not limited to, investment banks, sell-side broker dealers, mergers and acquisitions or strategic advisory firms, merchant banks, hedge funds, private equity firms, venture capital firms, asset managers and investment advisory firms.

7.5    Discontinuance of Participant Status. If the Participant ceases to be designated as a Participant for a Plan Year as provided in Section 4.3, but his employment with the Company and all Affiliates is not terminated, he shall not be entitled to any additional credits to his Plan Account for Plan Years for which he is no longer designated as a Participant, but his Plan Account balance as of May 1 immediately following the most recent Plan Year for which he was designated a Participant (after giving effect to the credit to his Plan Account of his Allocable Share of the AIP Amount for such most recent Plan Year) shall continue to vest as to one-third of such balance on (i) the later of (A) such May 1 or (B) the May 1 immediately following the close of the third Plan Year after such Participant’s Initial Participation Date (counting the Plan Year during which such Initial Participation Date occurred as the first of the three Plan Years for these purposes) and (ii) on May 1 of each of the two following Plan Years, so long as his employment with the Company or any Affiliate continues.

8.    Payment of Vested Balances. Payment of a Participant’s vested Plan Account balance shall be made to the Participant as provided in this Section 8.

8.1    Payment Upon Scheduled Vesting. Payment of the portion of a Participant’s Plan Account balance that has vested pursuant to Section 7.1 or Section 7.5 shall be made on the applicable vesting date.

8.2    Payment in Connection with Death. Payment of a Participant’s entire Plan Account balance that has vested in connection with the Participant’s death as provided in Section 7.2 shall be made in a lump sum within 90 days of the Participant’s death. The Participant shall have no right to designate the taxable year of such payment.

8.3    Payment in Connection with Disability Termination. Payment of a Participant’s Plan Account balance that has vested in connection with the Participant’s termination of employment as the result of a Disability as provided in Section 7.2 shall occur as to one-third of such Plan Account balance on the 90th day after the Participant’s termination of employment and on May 1 in each of the two Plan Years following the Plan Year in which the termination occurred.

8.4    Payment in Connection with Severance Event. Subject to the prior execution and non-revocation of the general release referenced in Section 7.3, payment of a Participant’s Plan Account balance that has vested in connection with the Participant’s termination of employment in connection with a Severance Event as provided in Section 7.3 shall occur as to one-third of such Plan Account balance on the 90th day after the Participant’s termination of employment and on May 1 in each of the two Plan Years following the Plan Year in which the termination occurred.

8.5    Payment in Connection with Other Termination Events. Subject to the prior execution of the Post-Termination Agreement referenced in Section 7.4(a) and a Participant’s continuing compliance with his obligations thereunder, payment of the portion of a Participant’s Plan Account balance that has vested pursuant to Section 7.4(a) shall be made on the applicable vesting date.

9.    Forfeiture of Unvested Plan Account Balance. If a Participant’s employment with the Company and all of its Affiliates terminates (i) for Cause or (ii) under the circumstances covered by Section 7.3 or Section 7.4 and either (A) the conditions or restrictions of such Section, as applicable, are not satisfied or (B) the conditions or restrictions of such Section, as applicable, are satisfied but the Participant subsequently violates any of them, then such Participant’s unvested Plan Account balance shall immediately cease to vest and shall be forfeited.

10.    Additional Provisions.

10.1    Effective Date of the Plan. The Plan shall become effective as of December 31, 2012. The Plan shall remain in effect until it has been terminated pursuant to Section 10.4.

10.2    No Promise of Continued Employment. Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or any Affiliate or affect the right the Company or any Affiliate has to terminate the employment of a Participant. Furthermore, a Participant may resign from his employment with the Company or any Affiliate at any time for any reason or for no reason.

10.3    Withholding and Deductions. The Company shall have the right to withhold from payments under the Plan to a Participant or other person an amount sufficient to cover any required withholding taxes and any authorized deductions.

10.4    Amendment and Termination of the Plan. The Plan may be amended in any respect by the Company, but no amendment shall adversely affect the rights of any Participant with respect to amounts previously credited to his Plan Account, unless such action is necessary to comply with applicable law or any compensation recovery policy contemplated by Section 10.8. The Company may terminate the Plan as of the end of any Plan Year upon advance written notice to the Participants. Termination of the Plan shall not affect the calculation or allocation among the Participants of the AIP Amount for the Plan Year in which such termination occurs, and each Participant’s Plan Account balance (after giving effect to the credit of such Participant’s Allocable Share for the Plan Year in which termination occurred) shall continue to vest as to one-third of such balance on each May 1 following the effective date of the Plan termination so long as his employment with the Company or any Affiliate continues.

10.5    Unfunded Plan. The Plan and any Plan Accounts shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan.

10.6    Other Benefit and Compensation Programs. Payment of all or any portion of a Plan Account balance to a Participant shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any Affiliate unless expressly so provided by such other plan, contract or arrangement. Participants shall be entitled to their regular, recurring compensation and employee benefits for service provided to the Company or any Affiliate regardless of the AIP Amount or any Participant’s Allocable Share thereof for any given Plan Year.

10.7    Governing Law. To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of Minnesota, without regard to its conflicts of law principles, and shall be construed accordingly.

10.8    Compensation Recovery. Any compensation associated with participation in this Plan may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Parent’s Board of Directors or its Compensation Committee at any time, including in response to the requirements of Section 10D of the Securities Exchange Act of 1934, as amended, and any implementing rules and regulations thereunder, or as otherwise required by law. This Plan may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

10.9    Conformance with Section 409A of the Code. The following provisions shall apply notwithstanding any other provision of the Plan:

(a)If any amount is payable under the Plan upon a termination of employment or other service, a termination of employment or other service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Section 409A of the Internal Revenue Code and the regulations issued thereunder (collectively, “Code Section 409A”).

(b)If any amount shall be payable under the Plan as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.

(c)The Plan may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee in order to maintain compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law.

(d)None of the Company, the Committee, any Affiliate or any other person involved with the administration of this Plan shall in any way be responsible for ensuring the compliance by the Plan with the requirements of Code Section 409A. By accepting the opportunity to participate in this Plan, each Participant acknowledges that the Company has no duty or obligation to design or administer the Plan in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A.

In Witness Whereof, this Long-Term Incentive Plan document has been adopted by the Company as of the effective date specified in Section 10.1.

ADVISORY RESEARCH, INC.

By: PIPER JAFFRAY ASSET MANAGEMENT INC.
Its sole shareholder

By: PIPER JAFFRAY COMPANIES
Its sole shareholder

By: /s/ Andrew S. Duff___________
Andrew S. Duff
Chairman and Chief Executive Officer